Exhibit 16.1

January 7, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 7, 2016 of Scores Holding Company, Inc. and are in agreement with the statements contained in the first sentence with regards to the dismissal of Liggett, Vogt & Webb, P.A. of the first paragraph, and the second, third, fourth and fifth paragraphs therein in their entirety. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Liggett, Vogt & Webb, P.A.

Certified Public Accountants